FOR IMMEDIATE RELEASE
For more information contact:	Financial:	Charles L. Szews Executive Vice President and Chief Financial Officer (920) 235-9151, Ext. 2332
	Media:	Kirsten Skyba Vice President, Communications (920) 233-9621

OSHKOSH TRUCK REPORTS SECOND QUARTER EPS UP 55.0%;
INCREASES EPS EXPECTATIONS TO $2.90 FOR FISCAL 2004

        OSHKOSH, WIS. (April 27, 2004) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that second quarter net income increased 59.2 percent to $22.5 million, or $0.62 per share, on sales of $518.2 million for the quarter ended March 31, 2004. This compares with net income of $14.1 million, or $0.40 per share, on sales of $453.4 million for last year’s second quarter. Oshkosh also increased its sales and earnings per share estimates for the full year ending September 30, 2004 to $2.085 billion and $2.90 per share, respectively.

        Sales increased 14.3 percent in the second quarter. Operating income increased 43.9 percent to $35.1 million, or 6.8 percent of sales, compared to $24.4 million, or 5.4 percent of sales, in the prior year’s second quarter.

        Commenting on the results, Robert G. Bohn, Oshkosh’s chairman, president and chief executive officer, said: “Our financial performance, particularly the favorable year-over-year earnings growth, during the second quarter was very positive. It’s our strongest second quarter ever, and our defense business, including its robust parts sales, was the driving force behind it.

-Continued-

        “Unfortunately, business unit performance was somewhat unbalanced, and I am disappointed by the profitability performance of our fire and emergency and commercial businesses. We expected the reduction in profitability in our fire and emergency business which reflects the depressed market conditions and aggressive price competition of 2003. However, we are optimistic about our performance in the second half of this fiscal year, since the recent order rate indicates improving fundamentals in the municipal fire apparatus market. In our commercial business, the situation needs improvement. Throughout the remainder of fiscal 2004, we will focus on improving operating efficiency and reducing costs at McNeilus. As a result, I believe that we will be able to improve profitability in both our fire and emergency and commercial businesses as the year progresses.”

        Factors affecting second quarter results for the company’s business segments included:

        Fire and emergency—Fire and emergency segment sales decreased 4.2 percent, to $135.6 million for the quarter. Operating income was down 21.7 percent to $11.2 million, or 8.3 percent of sales, compared to prior year operating income of $14.3 million, or 10.1 percent of sales. Second quarter results were impacted by a weak mix of custom pumpers and aerials and a very competitive pricing environment when the second quarter’s shipments were ordered in fiscal 2003. During fiscal 2003, fire and emergency orders were down over 10% for the industry, driving down pricing on many bids.

-Continued-

        Defense—Defense sales increased 28.8 percent to $168.1 million for the quarter, largely due to higher heavy-payload truck sales to the U.S. Department of Defense and international customers and higher parts sales as a result of the conflicts in Iraq and Afghanistan which more than offset a $32.2 million decrease in MTVR contract sales as the production rate on this contract declined in advance of contract expiration in fiscal 2005. Operating income in the second quarter was up 241.9 percent, to $23.0 million, or 13.7 percent of sales, compared to prior year operating income of $6.7 million, or 5.2 percent of sales. Higher earnings for the quarter reflect the increased sales of these higher margin heavy-payload trucks and parts as well as strong manufacturing cost performance.

        Commercial—Commercial sales increased 19.4 percent, to $217.8 million, for the quarter on strong order intake in the U.S. markets. Operating income decreased 17.1% to $9.4 million, or 4.3 percent of sales, compared to 6.2 percent of sales in the prior year quarter. Operating income margins were lower principally due to manufacturing inefficiencies, a weak sales mix, competitive pricing and start-up costs associated with initial production of the Revolution™ composite mixer drum in the U.S. and of new smooth-sided rear, front and side loader refuse products in Europe.

        Corporate and other—Operating expenses and inter-segment profit elimination increased $0.6 million to $8.6 million, due largely to increased acquisition investigation costs. Net interest expense for the quarter decreased $2.1 million to $1.1 million, compared to the prior year quarter. Lower interest costs were largely due to lower average borrowings.

Six-Month Results

        The company reported that net income increased 105.3 percent to $52.2 million, or $1.46 per share, for the first six months of fiscal 2004 on sales of $1,011.4 million compared to $25.4 million, or $0.73 per share, for the first six months of fiscal 2003 on sales of $879.7 million.

-Continued-

        Operating income increased 82.8 percent to $81.8 million, or 8.1 percent of sales, in the first six months of fiscal 2004 compared to $44.7 million, or 5.1 percent of sales, in the first six months of fiscal 2003.

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.05000 per share for Class A Common Stock and $0.05750 per share for Common Stock. These dividends, unchanged from the prior quarter, will be payable May 13, 2004 to shareholders of record as of May 6, 2004.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, Medtec®, Geesink and Norba brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

        Oshkosh Truck Corporation officials will comment on the second quarter earnings and their current outlook for fiscal 2004 and 2005 during a live conference call at 11:00 a.m. Eastern Daylight Time today. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for at least twelve months at this website.

-Continued-

Forward-Looking Statements

        This press release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the success of the launch of the Revolution™ composite concrete mixer drum, the outcome of defense truck procurement competitions, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, rapidly rising steel prices and the Company’s ability to recover such rising prices with increases in selling prices of its products, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2004 are based in part on certain assumptions made by the Company, including, without limitation, the sale of 650 Revolution composite concrete mixer drums in the U.S. in fiscal 2004 at favorable pricing and costs; those relating to concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the MTVR contract, the FHTV contract and for international defense trucks; capital expenditures of municipalities and large waste haulers; targets for Geesink Norba sales and operating income; the impact of steel price increases on the Company’s earnings; spending on pre-contract costs; interest costs; and that the Company does not complete any acquisitions. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
	(In thousands, except per share amounts)
Net sales	$518,213	$453,377	$1,011,407	$879,713
Cost of sales	440,450	387,585	845,222	756,282

Gross income	77,763	65,792	166,185	123,431
Operating expenses:
Selling, general and administrative	41,009	39,798	81,040	75,473
Amortization of purchased intangibles	1,669	1,607	3,332	3,209

Total operating expenses	42,678	41,405	84,372	78,682

Operating income	35,085	24,387	81,813	44,749
Other income (expense):
Interest expense	(1,401)	(3,497)	(2,549)	(6,906)
Interest income	331	307	581	494
Miscellaneous, net	600	601	560	325

	(470)	(2,589)	(1,408)	(6,087)

Income before provision for income taxes
and equity in earnings of unconsolidated
affiliates	34,615	21,798	80,405	38,662
Provision for income taxes	12,636	8,178	29,348	14,382

Income before equity in earnings of
unconsolidated affiliates	21,979	13,620	51,057	24,280
Equity in earnings of unconsolidated
affiliates, net of income taxes	494	494	1,114	1,126

Net income	$22,473	$14,114	$52,171	$25,406

Earnings per share	$0.64	$0.42	$1.49	$0.75
Earnings per share assuming dilution	$0.62	$0.40	$1.46	$0.73
Weighted average shares outstanding:
Basic	34,996	33,976	34,897	33,929
Assuming dilution	36,031	34,884	35,851	34,834
Cash dividends:
Class A Common Stock	$0.05000	$0.03750	$0.10000	$0.07500
Common Stock	$0.05750	$0.04313	$0.11500	$0.08625

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	September 30, 2003
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$24,458	$19,245
Receivables, net	221,533	159,752
Inventories	328,900	242,076
Prepaid expenses	8,793	10,393
Deferred income taxes	33,516	35,092

Total current assets	617,200	466,558
Investment in unconsolidated affiliates	22,601	21,977
Other long-term assets	16,145	7,852
Property, plant and equipment	295,371	285,270
Less accumulated depreciation	(144,849)	(138,801)

Net property, plant and equipment	150,522	146,469
Purchased intangible assets, net	99,596	102,460
Goodwill	344,114	337,816

Total assets	$1,250,178	$1,083,132

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$153,403	$115,739
Floor plan notes payable	36,057	18,730
Customer advances	174,866	164,460
Payroll-related obligations	35,602	33,712
Income taxes	1,369	263
Accrued warranty	29,232	29,172
Other current liabilities	61,740	54,293
Revolving credit facility and current maturities
of long-term debt	69,093	51,625

Total current liabilities	561,362	467,994
Long-term debt	691	1,510
Deferred income taxes	41,764	47,619
Other long-term liabilities	69,323	47,146
Commitments and contingencies
Shareholders' equity	577,038	518,863

Total liabilities and shareholders' equity	$1,250,178	$1,083,132

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2004	2003
	(In thousands)
Operating activities:
Net income	$52,171	$25,406
Non-cash and other adjustments	13,630	9,979
Changes in operating assets and liabilities	(61,440)	(25,469)

Net cash provided from operating activities	4,361	9,916
Investing activities:
Additions to property, plant and equipment	(13,446)	(11,767)
Proceeds from sale of assets	104	3,760
Increase in other long-term assets	(4,195)	(8,409)

Net cash used for investing activities	(17,537)	(16,416)
Financing activities:
Net borrowings under revolving credit facility	17,500	--
Proceeds from issuance of long-term debt	965	--
Repayment of long-term debt	(1,824)	(12,219)
Dividends paid	(4,012)	(2,927)
Other	4,471	964

Net cash provided from (used for) financing activities	17,100	(14,182)
Effect of exchange rate changes on cash	1,289	437

Increase (decrease) in cash and cash equivalents	5,213	(20,245)
Cash and cash equivalents at beginning of period	19,245	40,039

Cash and cash equivalents at end of period	$24,458	$19,794

Supplementary disclosure:
Depreciation and amortization	$13,213	$12,328

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
	(In thousands)
Net sales to unaffiliated customers:
Commercial	$217,802	$182,398	$400,798	$349,149
Fire and emergency	135,639	141,586	258,500	254,542
Defense	168,137	130,551	358,524	279,160
Intersegment eliminations	(3,365)	(1,158)	(6,415)	(3,138)

Consolidated	$518,213	$453,377	$1,011,407	$879,713

Operating income (expense):
Commercial	$9,439	$11,384	$16,626	$19,036
Fire and emergency	11,211	14,315	22,817	24,340
Defense	23,035	6,738	60,199	16,326
Corporate and other	(8,600)	(8,050)	(17,829)	(14,953)

Consolidated	$35,085	$24,387	$81,813	$44,749

Period-end backlog:
Commercial			$238,870	$145,617
Fire and emergency			358,245	306,707
Defense			1,012,552	907,782

Consolidated			$1,609,667	$1,360,106

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